                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          GTECH Holdings Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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

                                  [GTECK LOGO]

                           GTECH HOLDINGS CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST 18, 1999

                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders (the "Meeting") of GTECH Holdings Corporation (the "Company") will be held at 9:00 o'clock a.m. on Wednesday, August 18, 1999, at the Westin Hotel, One West Exchange Street, Providence, Rhode Island, for the following purposes:

     1. To elect two directors to serve for a three-year term;

     2. To vote on a proposal to approve the Company's 1999 Non-Employee Directors' Stock Option Plan; and

     3. To transact such other business as may properly come before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on July 12, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Returning your proxy card does not deprive you of your right to attend the Meeting and vote your shares in person.

                                           By order of the Board of Directors,

                                           CYNTHIA A. NEBERGALL, Secretary

July 13, 1999

                           GTECH HOLDINGS CORPORATION
                               55 TECHNOLOGY WAY
                            WEST GREENWICH, RI 02817

                            ------------------------

                                PROXY STATEMENT

     This proxy statement, which is being sent to shareholders on or about July 16, 1999, is furnished in connection with the solicitation of proxies by the Board of Directors of GTECH Holdings Corporation (the "Company") for use at the forthcoming Annual Meeting of Shareholders to be held on August 18, 1999 (the "Meeting"), and at any adjournments thereof.

     At the close of business on July 12, 1999, the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting, there were outstanding an aggregate of 37,606,632 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the Company's only class of securities entitled to vote at the Meeting.

VOTING AND REVOCABILITY OF PROXIES

     Each share of Common Stock is entitled to one vote on all matters to come before the Meeting. In the election of directors, assuming a quorum is present, the two nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for approval of Proposal 2, assuming that the total vote cast with respect to such Proposal represents a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by such proxy will not be voted on such matter. Abstentions on Proposal 2 will be included within the number of shares present at the Meeting and entitled to vote for purposes of determining whether such matter has been authorized, but broker and other Specified Non-Votes will not be so included.

     Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the two nominees for director, as provided under "Election of Directors" below, FOR approval of the Company's 1999 Non-Employee Directors' Stock Option Plan and, to the extent permitted by applicable rules of the Securities and Exchange Commission (the "SEC"), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments. See "Other Matters" below.

                           1.  ELECTION OF DIRECTORS

     The Certificate of Incorporation and the By-laws of the Company provide that the number of directors shall be such number, not less than six and not more than twelve, as the Board may designate, from time to time, by resolution, to be divided into three classes as nearly equal in number as possible. The Board of Directors by resolution currently has designated that six directors shall constitute the whole Board. The class which comes up for election at the Meeting consists of two directors to be elected for a three-year term. The Board of Directors has nominated, and recommends the election by the shareholders of, the following two persons to serve as directors of the Company until the 2002 Annual Meeting, and until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office:

                              William Y. O'Connor
                                  Anthony Ruys

     Messrs. O'Connor and Ruys are presently serving as directors of the Company.

     Although the Board of Directors has no reason to believe that either of the nominees will be unable to serve, if such should occur, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than two directors.

     The following table sets forth, as of May 17, 1999, certain information with respect to each of the above nominees for election as a director at the Meeting and each director whose term of office will continue after the Meeting:

                                                                          PRESENT
                                                              DIRECTOR     TERM
                NAME, AGE AND OCCUPATION (1)                   SINCE      EXPIRES
                ----------------------------                  --------    -------
NOMINEES FOR ELECTION AT THE MEETING:
William Y. O'Connor, 54(2)..................................    1995       1999

     Chairman since February 1998, Chief Executive Officer since July 1997, and President of the Company since
     December 1994. Mr. O'Connor also served as Chief
     Operating Officer of the Company from December 1994 through February 1998. Previously, Mr. O'Connor was the
     President and Chief Executive Officer of Ascom
     Timeplex, a telecommunications company, from 1992 to 1994, and prior to that was Corporate Senior Vice
     President and President of the Broadband Communications
     Group of Scientific Atlanta, Inc. from 1987 to 1992.

Anthony Ruys, 51............................................    1996       1999

     Vice Chairman of the Executive Board of Heineken N.V., a Netherlands-based international brewery group, since
     1996 and a Board Member since 1993. He served in increasingly senior positions within the Unilever
     Group, a Netherlands and U.K.-based consumer goods conglomerate, from 1974 to 1993.
DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING

Robert M. Dewey, Jr., 67....................................    1995       2001

     Senior Advisor, Donaldson, Lufkin & Jenrette, Inc.
     ("DLJ"), investment banking firm, since January 1998.
     Previously, Mr. Dewey was the Chairman of Autranet,
     Inc., a wholly-owned subsidiary of DLJ, from January
     1996 to January 1998, and Managing Director,
     Institutional Equities Division, of Donaldson, Lufkin &
     Jenrette Securities Corporation, a subsidiary of DLJ,
     from 1983 through June 1995. Mr. Dewey is also the
     President of the Board of Trustees of Deerfield
     Academy.
Burnett W. Donoho, 59.......................................    1992(3)    2000

     President and Chief Executive Officer of Club Sports
     International (an operator of upscale health clubs) since March 1999. Previously, Mr. Donoho was a self-employed Retail Consultant from January 1998 to March
     1999; Vice Chairman and Chief Operating Officer of
     Montgomery Ward, Inc., a privately held department store, from February 1997 through December 1997; a self-employed Retail Consultant from December 1994 through February 1997; the Vice Chairman and Chief
     Operating Officer of Macy's East, a division of R. H.
     Macy & Co., Inc., a department store chain, from July
     1992 until December 1994; a member of Ernst & Young's
     Great Lakes Management Consulting Group from June 1991 to June 1992; consultant to and superintendent of the Chicago Public Schools from November 1990 to May 1991;
     and President of Marshall Field and Co., a department store chain, from 1984 to June 1990. Mr. Donoho is also a director of OfficeMax, Inc.

                                                                          PRESENT
                                                              DIRECTOR     TERM
                NAME, AGE AND OCCUPATION (1)                   SINCE      EXPIRES
                ----------------------------                  --------    -------
The Rt. Hon. Lord Moore of Lower Marsh, P.C., 61............    1992       2001

     European Chairman and a director of The Monitor
     Company, a strategic consulting company, since October
     1990. Previously, Lord Moore held various ministerial
     posts in the Government of the United Kingdom, most
     recently as Secretary of State for Social Security from
     July 1988 to July 1989 and as Secretary of State for
     Health and Social Services from 1987 to 1988. Lord
     Moore is also the Chairman and a director of Credit
     Suisse Asset Management (UK) Holding Limited; Deputy
     Chairman and a director of Rolls-Royce plc; a director
     of Blue Circle Industries plc, Marvin & Palmer Inc.,
     and The Central European Growth Fund plc.; and the
     President of Energy Saving Trust Ltd., a not-for-profit
     energy conservation organization.
Lt. Gen. (Ret.) Emmett Paige, Jr. (USA), 68.................    1997       2000

     President and Chief Operating Officer of OAO
     Corporation, a systems engineering and information systems and services company, from August 1988 through May 1993 and again since May 24, 1997. Previously,
     General Paige had spent a 41-year career with the United States Army, working his way up through the Army ranks and had served as the Assistant Secretary of Defense for command, control, communications, computers and intelligence from May 1993, and as the Department of Defense chief information officer from August 1996, until May 23, 1997. General Paige is also a trustee of Ascom Timeplex Federal Systems.

---------------
(1) Except as otherwise noted, the named individuals have had the occupations indicated (other than directorships) for at least five years.

(2) See "Additional Information -- Employment -- Severance Agreements and Arrangements," below.

(3) Mr. Donoho was a director of the Company from May 1990 to June 1991 and was again elected a director of the Company in October 1992.

NOMINATION OF DIRECTORS AND RELATED MATTERS

     The Company's Nominating Committee (see below) has recommended to the Board of Directors that Messrs. O'Connor and Ruys be approved, and they have been approved, as the Board's nominees for election as directors at the Meeting.

     The Company's By-laws (Article III, Section 3) also permit shareholders entitled to vote in the election of directors to nominate candidates for election as directors, but only if written notice of a shareholder's intention to do so has been received by the Company: (i) with respect to an election to be held at an Annual Meeting of shareholders, not less than 60 nor more than 90 days prior to the first anniversary date of the preceding year's Annual Meeting, except that if the date of the Annual Meeting at which the election is to be held is more than 20 days earlier or later than such anniversary date, such notice must be received by the Company not later than 10 days after the date the Company mails to shareholders the notice of the Annual Meeting; and (ii) with respect to an election to be held at a special meeting of shareholders, not later than 10 days after the Company mails to shareholders notice of such special meeting. The By-laws set forth specific requirements for a shareholder's notice of intention to nominate directors, including, without limitation, specified information concerning the nominating shareholder and the person(s) proposed to be nominated, and reference is made to the By-laws for such requirements.

INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

     The Board of Directors held five formal meetings during fiscal 1999 (which ended February 27, 1999), and also conferred informally and took formal action by unanimous written consent on a number of additional occasions. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

The Audit Committee's present members are Messrs. Dewey and Donoho and Lord Moore. The Audit Committee makes recommendations to the Board of Directors concerning the engagement and retention of the Company's independent auditors and reviews with the Company's management and financial personnel and with the Company's independent auditors the results of the independent auditors' auditing engagement, the adequacy of the Company's system of internal controls and matters relating to the Company's financial statements. The Audit Committee held two formal meetings during fiscal 1999. The Compensation Committee's current members are Messrs. Dewey and Ruys and General Paige. Mr. Ruys was appointed to the Compensation Committee during fiscal 1999, replacing Mr. Donoho. The Compensation Committee is responsible for administering the Company's stock option and certain other compensation plans and is authorized to review and approve specific executive compensation arrangements and other matters referred to it by the Board and to recommend policies respecting the compensation of executive officers of the Company generally. The Compensation Committee held eight formal meetings during fiscal 1999, and also had several informal meetings, conferred informally and took formal action by unanimous consent on a number of occasions. The Nominating Committee's current members are Lord Moore, Mr. O'Connor and General Paige. Mr. Donoho also was a member of the Nominating Committee for a portion of fiscal 1999. The Nominating Committee makes recommendations to the Board concerning qualified candidates for election as directors. The Nominating Committee has no formal procedure for considering potential candidates recommended by shareholders. The Nominating Committee did not hold any formal meetings during fiscal 1999, but conferred informally and made recommendations to the Board of Directors respecting nominees for election to the Board of Directors.

     During fiscal 1999, all directors attended in person or by conference telephone all formal meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     During fiscal 1999, directors who were not employees of the Company were entitled to annual directors' fees at the rate of $30,000 per year, plus $1,000 per day (other than for a day on which there was a meeting of the Board) for attending committee or other meetings or functions relating to Company business, plus $1,000 per day (other than a day for which such director received the aforementioned $1,000 per diem) for any day during which such director was required to spend more than five hours in connection with certain administrative matters relating to the Company's business. Directors also are reimbursed for expenses. Commencing during the second quarter of fiscal 1999, directors of the Company were entitled, under the Company's 1998 Non-Employee Directors' Stock Election Plan, to elect to receive all or a portion of their directors' fees in the form of shares of Common Stock of the Company valued at fair market value. All of the five non-employee directors (Messrs. Dewey, Donoho and Ruys, Lord Moore and General Paige) elected to receive all of their fiscal 1999 directors' fees accruing after June 1, 1998 in the form of Company shares.

     From time to time directors provide special consulting or other services for the Company for which they receive additional compensation. During fiscal 1999, the following amounts were paid to directors in cash for special consulting or other services: Messrs. Dewey, Donoho and Ruys -- $5,000 each; Lord Moore -- $38,000; and General Paige -- $8,000.

     The Company's 1996 Non-Employee Directors' Stock Option Plan (the "1996 Directors' Plan") provided for automatic grants to each non-employee director, shortly following each of the 1996, 1997 and 1998 Annual Meetings, of a nonqualified stock option for 10,000 shares of Common Stock with a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant. Such options become exercisable approximately one year following the date of grant and extend for a five-year term. Pursuant to the 1996 Directors' Plan, on July 16, 1998, each of the five non-employee directors was granted such a 10,000 share option with an exercise price of $32.09 per share. The 1996 Directors' Plan expired by its terms on December 31, 1998. (A new Non-Employee Directors' Stock Option Plan is being submitted for approval at the Meeting. See Proposal 2 below.) Lord Moore also held 3,000 stock units, granted under the Company's 1992 Outside Directors' Stock Unit Plan (the "DSU Plan") in 1995, which stock units vested at the time of the 1998 Annual Meeting. Pursuant to the terms of the DSU Plan, Lord Moore received $70,463 from the Company in fiscal 1999 to offset taxes incurred by him in connection with the 1998 vesting of these stock units. No other directors held stock units under the DSU Plan during fiscal 1999, and that Plan terminated in 1996.

       2.  APPROVAL OF THE 1999 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

BACKGROUND

     In addition, at the Meeting the shareholders will be asked to approve the Company's 1999 Non-Employee Directors' Stock Option Plan (the "1999 Directors' Plan"). The 1999 Directors' Plan was unanimously approved by the Company's Board of Directors in May and is voluntarily being submitted to the shareholders of the Company for their approval at the Meeting. If the Plan is not approved by the shareholders, the Board may consider implementing the Plan or another type of plan for Non-Employee Directors without shareholder approval.

     The purpose of the 1999 Directors' Plan is to enable the Company, through the grant of stock options to non-employee ("outside") directors of the Company, to attract and retain highly-qualified outside directors and, by providing them with such a stock-based incentive, to motivate them to promote the best interests of the Company and its shareholders. For the purposes of the Plan, outside directors are directors who, at the time of granting of options under the Plan, are not and for the prior twelve months have not been employees of the Company or any of its subsidiaries.

     The 1999 Directors' Plan is intended to replace, and its terms are substantially similar to, the Company's 1996 Directors' Plan. The 1996 Directors' Plan originally was approved by shareholders at the 1996 Annual Meeting, was subsequently amended, and expired by its terms on December 31, 1998. Under the 1996 Plan, options to purchase an aggregate of 150,000 shares (of the originally authorized 180,000 shares) were granted to the Company's outside directors. Those options had exercise prices ranging from $27.625 to $35.094, and all but 10,000 remained outstanding as of June 25, 1999.

SUMMARY OF 1999 DIRECTORS' PLAN

     The text of the 1999 Directors' Plan is attached as an Appendix to this proxy statement. The following description of the Plan is intended merely as a summary of the principal features of the Plan and is qualified in its entirety by reference to the provisions of the Plan itself.

     The 1999 Directors' Plan is to be administered by the Board of Directors and authorizes up to an aggregate of 240,000 shares of Common Stock ("Shares") for the granting of nonqualified stock options ("Options"). Generally, Shares subject to Options that remain unexercised upon expiration or earlier termination of such Options will once again become available for the granting of additional Options under the 1999 Directors' Plan. Only treasury Shares may be issued under the 1999 Directors' Plan, and the Company may purchase Shares to issue under the Plan.

     The 1999 Directors' Plan provides for the automatic granting to each outside director, shortly following each of the 1999 through 2001 Annual Meetings, of an option for 10,000 Shares, with an exercise price equal to 100% of the fair market value of a Share at the date of grant. Each 10,000 Share Option will become exercisable approximately one year after date of grant and will expire five years after date of grant, subject to earlier exercise and termination in certain circumstances. If an outside director ceases to be a director due to death, any of his outstanding Options which have not yet become exercisable will accelerate, and all of his outstanding Options will remain exercisable for various specified periods of time up to a maximum of approximately 18 months. If an outside director ceases to be a director for any other reason, including a disability, all of his or her outstanding Options immediately will terminate, except that, in the case of an outside director who has served as a director for at least 18 months, any of his outstanding unexercisable Options which have been outstanding for at least four months will accelerate, and all of his outstanding Options will remain exercisable for various specified periods of time up to a maximum of approximately one year.

     The number of Shares authorized for issuance under the 1999 Directors' Plan, the number of Shares with respect to which Options automatically will be granted, and the number of Shares issuable under (and the exercise price of) outstanding Options are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. The 1999 Directors' Plan further provides that, in the event of a merger, consolidation or other specified corporate transactions, the Board of Directors, in its discretion, may terminate the outstanding Options, in which case the exercise date of Options to be so terminated will be accelerated automatically.

     The Board of Directors, at any time, may suspend or discontinue the 1999 Directors' Plan and, subject to certain limitations (as set forth in Section 9 of the Plan), may amend the Plan and any outstanding Options in any respect (including, without limitation, to increase the number of Shares authorized for issuance under the Plan and to extend the duration of the Plan) without shareholder approval, unless such shareholder approval is required by applicable law, rule or regulation. The 1999 Directors' Plan will become effective upon its approval by the Company's shareholders and is scheduled to expire on December 31, 2001, unless earlier terminated or extended by the Board of Directors.

     No Options have yet been granted under the 1999 Directors' Plan. Assuming the 1999 Directors' Plan is approved by the shareholders at the Meeting and the Board of Directors' nominees for election as directors are elected, on the third business day following the Meeting, Options for an aggregate of 50,000 shares, or 10,000 shares each, automatically will be granted to the five non-employee directors (Messrs. Dewey, Donoho, and Ruys, Lord Moore and General Paige). The other director Mr. O'Connor, is an employee of the Company and, as such, is ineligible to receive Options under the 1999 Directors' Plan. Following subsequent Annual Meetings during the term of the 1999 Directors' Plan, the number of automatic 10,000 share Option grants under the Plan will depend upon the number of outside directors who are elected at such meetings or whose terms as directors are continuing. The exercise price of the Options granted this year and of future Option grants under the 1999 Directors' Plan will be equal to 100% of the fair market value of the Common Stock on the date of grant. On July 12, 1999, the closing price of a Share on the New York Stock Exchange was $23 11/16.

     None of the five above-named outside directors who would be granted Options under the 1999 Directors' Plan currently holds or is eligible to receive options under any other option plan of the Company other than the 1996 Directors' Plan. (See Item 1. "Election of Directors -- Compensation of Directors" above and "Additional Information -- Beneficial Ownership of Principal Shareholders and Management" below for further information concerning compensation paid to and shareholdings of outside directors of the Company.)

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Company has been advised that, under present federal tax laws and regulations, the Federal income tax consequences to the Company and to the outside directors receiving Options pursuant to the 1999 Directors' Plan are as follows. Upon the grant of an Option, no income will be realized by the director for federal income tax purposes. Upon the exercise of such an Option, the amount by which the fair market value of the Shares at the time of exercise exceeds the exercise price with be taxed as ordinary income to the director, and the Company will be entitled to a corresponding deduction. The foregoing is only a brief summary of such tax consequences, is not intended to be all inclusive or to constitute tax advice, and, among other things, does not cover possible state, local or foreign tax consequences.

     THE BOARD OF DIRECTORS BELIEVES THE 1999 NON-EMPLOYEE DIRECTORS' STOCK
            OPTION PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND
                  RECOMMENDS A VOTE FOR APPROVAL OF SUCH PLAN.

                               3.  OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action at the Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the Meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the SEC, in accordance with the judgment of the persons voting such proxies. In the latter regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(i) under the Securities Exchange Act of 1934, as amended, which grants the persons voting the proxies discretionary authority to vote on any shareholder proposals presented at an Annual Meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the previous year's Annual Meeting or, if the date of the meeting has changed more than 30 days from the prior year, the Company has not received such notice a reasonable time before it mails its proxy materials for the current year. The Company has received no notice of any shareholder proposal.

                             ADDITIONAL INFORMATION

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of May 17, 1999, (unless otherwise specified) certain information concerning the beneficial ownership of Common Stock by: (i) each person who was known by the Company to be the beneficial owner of more than 5% of such shares; (ii) each director and nominee for director of the Company; (iii) each of the executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement who remained an employee of the Company as of May 17, 1999; and (iv) all present directors and executive officers of the Company, as a group. Such information is based upon information filed by such persons with the SEC or provided to the Company by such persons or by other sources believed to be reliable.

                                                                 SHARES       PERCENT
                                                              BENEFICIALLY       OF
NAME OF BENEFICIAL OWNER                                        OWNED(1)      CLASS(1)
------------------------                                      ------------    --------
Tiger Management L.L.C. ....................................   5,127,700(2)     13.7%
101 Park Avenue
New York, NY 10178
American Century Investment Management, Inc. ...............   2,192,000(3)      5.8%
4500 Main Street
Kansas City, MO 64141-9210
Franklin Resources, Inc. ...................................   2,123,400(4)      5.7%
777 Mariners Island Blvd.
San Mateo, CA 94404
Maverick Capital, Ltd. .....................................   2,000,000(4)      5.3%
300 Crescent Court, Suite 1850
Dallas, TX 75201
William Y. O'Connor, director and executive officer.........     479,500(5)      1.3%
Robert M. Dewey, Jr., director..............................      51,481(6)        *
Burnett W. Donoho, director.................................      38,254(6)        *
The Rt. Hon. Lord Moore of Lower Marsh, P.C., director......      38,254(6)        *
Lt. Gen. (Ret.) Emmett Paige, Jr., director.................      20,802(6)        *
Anthony Ruys, director......................................      30,710(6)        *
Steven P. Nowick, executive officer.........................      80,000(7)        *
Thomas J. Sauser, executive officer.........................      85,000(7)        *
Donald L. Stanford, executive officer.......................       7,500(7)        *
Donald R. Sweitzer, executive officer.......................       7,500(7)        *
All present directors and executive officers, as a group (11
  persons)..................................................     870,001(8)      2.3%

---------------
 *  less than 1%

(1) The shareholdings reflected in this table include shares which the person has the right, upon exercise of options or otherwise, to acquire within 60 days following the date of this table.

(2) Includes shares held by Tiger Performance L.L.C. Both Tiger Management L.L.C. and Tiger Performance L.L.C. are registered investment advisors ultimately controlled by Julian H. Robertson, Jr.

(3) Includes shares held by American Century Capital Portfolios, Inc. and a number of additional registered investment companies, the investments of which are managed by American Century Investment Management, Inc., a registered investment advisor.

(4) Franklin Resources, Inc. and Maverick Capital, Ltd. are institutional investment managers.

(5) Includes 474,500 shares subject to stock options granted under the Company's stock option plans.

(6) Includes 30,000 shares (20,000 shares in the case of General Paige) subject to stock options automatically granted under the Company's 1996 Directors' Plan, the last 10,000 share installment of which options becomes exercisable in July 1999.

(7) Shares subject to stock options granted under the Company's stock option plans.

(8) Includes 825,500 shares subject to stock options granted under the Company's stock option plans.

  EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                                   DIRECTORS

     Policies regarding executive compensation are set primarily by the Compensation Committee (the "Committee") of the Board of Directors, subject to the terms of applicable employment contracts, as discussed below, and possible consultation with and ratification by the Board in certain circumstances. The

Committee currently has three members, Messrs. Dewey and Ruys and General Paige, all of whom are outside directors.

Compensation Philosophy.

     The Committee believes that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committee believes a significant portion of compensation should be incentive-based. This would typically result in salary levels around the median of competitive ranges, and bonuses, if performance is achieved, well above the median. In addition, the Committee believes it is important to reward not only individual performance and achievement, but also to focus on overall corporate results. This latter objective serves the dual purpose of encouraging teamwork among executives and also supporting the Company's objective of increasing shareholder value.

     The Committee also believes it is essential that it retain the flexibility to evaluate not only overall individual performance and the performance of the Company as a whole, but also all other circumstances and challenges facing the Company. Consequently, it uses subjective as well as objective criteria in setting and adjusting the base salary and the annual bonus for executive officers.

Executive Officer Employment Agreements.

     Four of the executive officers of the Company during fiscal 1999 named in the Summary Compensation Table below (Messrs. O'Connor, Nowick, Chambrello and
Gay) are or were parties to employment and/or severance agreements with the Company which, to a large extent, governed their compensation during the year. See "Employment-Severance Agreements and Arrangements" and the Summary Compensation Table below for further information about the terms of these agreements.

     The other executive officers named in the Summary Compensation Table below were not parties to employment agreements, and their compensation currently is determined based upon a review by their superiors and consideration of the principles set forth above and elsewhere in this report.

Principal Elements of Compensation.

     Compensation earned in fiscal 1999, as reflected in the Summary Compensation Table, consisted primarily of salary, annual bonus and stock options, except for Mr. Gay whose compensation consisted primarily of severance payments and commissions. (Executive officers also received executive benefits and perquisites, as well as other benefits offered under Company-sponsored broad-based plans.)

     Base Salary. Executive officers' salaries are reviewed annually. In assessing whether salary increases are warranted with respect to those executive officers without employment agreements or in connection with discretionary increases under, or the amendment, extension or renewal of, an executive officer's employment agreement, the Company considers a number of factors, including corporate profitability, performance on the job, responsibility level, internal compensation equity, external pay practices for comparable companies (not necessarily including the Peer Group companies referred to in the Shareholder Return Performance Graph below) and the executive officer's level of responsibility, experience and expertise, which factors may be given varying weights depending upon the circumstances.

     Annual Bonus. The Company's policy respecting the granting of annual bonuses is based upon the aims of recognizing individual merit and providing incentives for the achievement of corporate performance goals. Messrs. O'Connor's and Nowick's employment agreements provide for annual bonuses based upon discretionary elements subject to a specified annual bonus range. Executive officers without employment agreements receive annual bonuses at the discretion of their superiors consistent with the principles outlined above.

     Stock Options. The Company's 1997 Stock Option Plan (the "1997 Plan") was approved by the shareholders of the Company at the 1997 Annual Meeting. The Plan provides for the granting of stock options to officers and other key employees of the Company and its subsidiaries. The principal purpose of the Plan is to assist the Company in attracting and retaining officers and other key employees, and to motivate them to increase shareholder value by enabling them to participate in the value which has been created.

     Grants under the 1997 Plan are wholly within the discretion of the Committee. Nevertheless, in making awards, the Committee takes into account numerous factors, including the prospective recipient's level of responsibility, experience and expertise and years of service, as well as internal compensation equity.

     In fiscal 1999, option awards under the 1997 Plan were made to executive officers and others during the first quarter of fiscal 1999, based on the fiscal 1998 earnings per share (before special charges). The aggregate pool of annual options available for granting under the 1997 Plan is tied to specific earnings per share targets and returns on capital invested as set annually by the Committee and approved by the Board of Directors. See "Option Grants in Last Fiscal Year" below.

Rationale for Fiscal 1999 Compensation of Mr. O'Connor.

     Mr. O'Connor's original 1994 employment agreement provided for an initial annual base salary of $430,000, to be increased annually starting on March 1, 1996 based on the Consumer Price Index, and otherwise at the discretion of the Board of Directors or the Committee. In anticipation of Mr. O'Connor's promotion to Chief Executive Officer on July 14, 1997 and in recognition of his already increased responsibilities, his salary was increased to $511,757 on March 1, 1997. It was subsequently increased to $600,000, effective March 1, 1998.

     Mr. O'Connor's employment agreement, as in effect for fiscal 1999, also provided for an annual incentive bonus up to a maximum of six times his current base salary. The major portion of such incentive bonus in fiscal 1999 was based upon the extent to which certain specified annual earnings per share levels, growth, and management objectives were obtained. All goals and objectives were met with the one exception of superior Company stock price performance. On this basis, the Committee awarded an incentive bonus of $1,800,000 to Mr. O'Connor.

     The Committee intends to continue its practice of basing executive compensation primarily on stock price and other financial performance criteria, and secondarily, but importantly, on its qualitative evaluation of individual performance. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's shareholders.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 the amount of compensation which may be deducted by the Company in any year with respect to each of its highest paid executive officers. Certain types of performance-based compensation, if approved by stockholders and/or otherwise exempted by Section 162(m), are not subject to this limitation. It is believed that the Company's stock option plans in which executive officers are eligible to participate have been structured in such a way as to qualify as performance-based compensation not subject to the Section 162(m) limits on deductibility, and the Committee intends to consider whether it is practical similarly to qualify in the future all or a portion of Mr. O'Connor's and, where applicable, other executive officers' annual incentive bonuses so as to be exempt from such limits. However, the Committee believes that it is important to retain the flexibility to offer such compensation arrangements and plans as the Committee determines to be necessary from time to time to attract, retain and motivate executive officers without being constrained by considerations of
Section 162(m) tax deductibility.

Date: May 28, 1999

                                          The Fiscal 1999 Compensation Committee
                                          of the Board of Directors

                                          Robert M. Dewey, Jr.
                                          Burnett W. Donoho**
                                          General Emmett Paige, Jr.
                                          Anthony Ruys**

---------------
** Mr. Ruys was appointed to the Committee during fiscal 1999, replacing Mr.
   Donoho.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal years 1999, 1998 and 1997 to or for:
(i) each person who served as the Company's Chief Executive Officer during fiscal 1999; (ii) each of the Company's four other most highly-compensated executive officers whose total annual salary and bonus for fiscal 1999 exceeded $100,000; and (iii) two former executive officers (Messrs. Chambrello and Gay) (collectively, the "Named Officers") for services rendered to the Company and its subsidiaries:

                                                                                          LONG-TERM COMPENSATION
                                                                               ---------------------------------------------
                                             ANNUAL COMPENSATION                      AWARDS                  PAYOUTS
                                  ------------------------------------------   ---------------------   ---------------------
                                                                   OTHER       RESTRICTED              LONG-TERM   ALL OTHER
                                                                   ANNUAL        STOCK                  COMPEN-     COMPEN-
                                          SALARY      BONUS     COMPENSATION    AWARD(S)    OPTIONS/    SATION      SATION
 NAME AND PRINCIPAL POSITION(1)   YEAR    ($)(2)       ($)         ($)(3)         ($)       SARS(4)     PAYOUTS     ($)(5)
--------------------------------  ----    -------   ---------   ------------   ----------   --------   ---------   ---------
William Y. O'Connor.............  1999    598,077   1,800,000     230,927         --        150,000       --         251,357
Chairman, Chief Executive         1998    511,757   1,650,000     180,943         --             --       --         341,762
Officer and President             1997    440,750     910,600     207,061         --             --       --          80,325
Steven P. Nowick................  1999    377,978     550,000     222,844         --         60,000       --          40,417
Senior Vice President             1998    182,500      75,000     109,287         --        130,000       --             388
and Chief Operating Officer
Thomas J. Sauser................  1999    309,946     336,342     139,101         --         40,000       --          34,871
Senior Vice President & Chief     1998    309,900     264,000      87,451         --             --       --          25,523
Financial Officer                 1997    300,000     250,000     190,416         --             --       --           2,393
Donald L. Stanford..............  1999    326,430     300,000      83,025         --         30,000       --          33,053
Senior Vice President             1998    326,430     145,000      74,013         --             --       --          21,527
and Chief Technology Officer      1997    316,000     170,000      83,368         --             --       --          27,140
Donald R. Sweitzer..............  1999    188,077     235,538      80,785         --         30,000       --           1,296
Senior Vice President --
Sales and Government Relations
Michael R. Chambrello...........  1999    272,950     250,000      91,273         --         25,000       --          30,935
Former Executive Vice President   1998    309,900     250,000      81,253         --             --       --          23,536
                                  1997    261,077     300,000      84,937         --             --       --          28,672
Laurence W. Gay.................  1999     18,404          --      68,528         --             --       --       3,928,718
Former Senior Vice President --   1998    299,061     285,000     106,927         --             --       --         876,638
Sales and Government Relations    1997    289,529     150,000     126,326         --             --       --       1,085,604

---------------
(1) Sets forth the names and principal positions of the Named Officers as of the end of fiscal 1999, except that Messrs. Chambrello and Gay resigned their positions with the Company during fiscal 1999. See "Employment -- Severance Agreements and Arrangements" below. Messrs. Nowick and Sweitzer commenced employment with the Company in July 1997 and July 1998, respectively.

(2) Includes salary deferred under the Company's 401(k) retirement plan (the "Retirement Plan") and the Company's Income Deferral Plan 1998.

(3) Includes: (i) personal benefits provided by the Company and payments under the Company's Executive Perquisites Program (which provides officers above a certain rank with up to a pre-established dollar amount of specified benefits from which they may select); (ii) taxable fringe benefits provided by the Company, including, without limitation, personal automobile and airplane usage and the payment of relocation expenses; and (iii) gross-ups for taxes with respect to benefits provided by the Company, including, without limitation, with respect to the Company's Executive Perquisites Program, restricted stock rights granted by the Company, and the Company's 1992 supplemental retirement plan (the "SRP"). The Company made payments under the Executive Perquisites Program to each of the Named Officers of $27,500 in each of the fiscal years for which compensation information is provided for such officer above, except that Mr. Stanford received $27,422 in 1997, Mr. Nowick received $27,113 in 1998 and Mr. Sweitzer received $13,750 in 1999. In addition, the Company provided taxable fringe benefits to the Named Officers in the following amounts: Mr. O'Connor -- $31,466
    (1999), $22,577 (1998) and $36,876 (1997) (including imputed interest on certain loans made by the Company to Mr. O'Connor pursuant to his employment agreement); Mr. Nowick -- $68,778 (1999) and $32,102 (1998); Mr.
    Sauser -- $36,842 (1999), $13,874 (1998) and $91,193 (1997); Mr.
    Stanford -- $3,769 (1999),

    $4,986 (1998) and $9,700 (1997); Mr. Sweitzer -- $30,982 (1999); Mr.
    Chambrello -- $14,848 (1999), $9,378 (1998) and $8,453 (1997); and Mr.
    Gay -- $11,543 (1999), $7,637 (1998) and $10,075 (1997). The gross-up payments for taxes were: Mr. O'Connor -- $171,961 (1999), $130,866 (1998)
    and $142,686 (1997); Mr. Nowick -- $126,566 (1999) and $50,072 (1998); Mr.
    Sauser -- $74,459 (1999); $45,777 (1998) and $71,632 (1997); Mr.
    Stanford -- $51,756 (1999), $41,527 (1998) and $46,246 (1997); Mr.
    Sweitzer -- $36,053 (1999); Mr. Chambrello -- $48,925 (1999), $44,375 (1998)
    and $48,984 (1997); and Mr. Gay -- $29,485 (1999), $71,790 (1998) and
    $88,751 (1997).

(4) Represents the number of shares of Common Stock underlying stock options granted pursuant to the Company's 1994 and/or 1997 Stock Option Plans. See "Option Grants in Last Fiscal Year" below.

(5) Includes the dollar value of insurance premiums paid by the Company during the covered fiscal year with respect to life insurance maintained on the lives of each of the Named Officers, matching contributions and profit sharing contributions paid by the Company with respect to the Named Officers under the Retirement Plan, amounts provided under the Company's SRP, and amounts payable as severance. During, or with respect to fiscal year 1999, the Company: (i) made severance payments in the amount of $3,600,000 to Mr. Gay and in the amount of $1,192 to Mr. Chambrello; (ii) paid insurance premiums with respect to life insurance maintained on the lives of the Named Officers in the following amounts: Mr. O'Connor -- $24,312; Mr.
    Nowick -- $1,626; Mr. Sauser -- $2,592; Mr. Stanford -- $1,566; Mr.
    Sweitzer -- $1,296; Mr. Chambrello -- $918; and Mr. Gay -- $1,566; (iii) made matching contributions under the Retirement Plan of $4,150 for each of the Named Officers, except for Mr. Gay ($1,760) and Mr. Sweitzer ($-0-);
    (iv) made profit sharing contributions under the Retirement Plan of $6,400 for each of the Named Officers, except for Messrs. Gay ($-0-) and Sweitzer ($-0-); (v) made contributions under the SRP for each of the Named Officers in the following amounts: Mr. O'Connor -- $91,495; Mr. Nowick -- $30,991; Mr. Sauser -- $21,729; Mr. Stanford -- $20,937; Mr. Sweitzer -- ($-0-); Mr.
    Chambrello -- $18,275; and Mr. Gay -- ($-0-); (vi) forgave $125,000 of principal amount of a $500,000 principal amount loan made by the Company in fiscal 1995 to Mr. O'Connor; and (vii) paid $325,392 in sales commissions to Mr. Gay.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning individual grants of stock options made during fiscal 1999 to Named Officers. All grants of stock options reflected in the following table were made pursuant to the Company's 1994 or 1997 Stock Option Plans (the "Plans") and are subject to the terms of such Plans.

                                                                                                POTENTIAL
                                                                                                REALIZABLE
                                              INDIVIDUAL GRANTS (1)                          VALUE AT ASSUMED
                           ------------------------------------------------------------        ANNUAL RATES
                             NO. OF SHARES          % OF                                      OF STOCK PRICE
                               OF COMMON          OPTIONS                                    APPRECIATION FOR
                                 STOCK           GRANTED TO                                   OPTION TERM(2)
                               UNDERLYING        EMPLOYEES     EXERCISE OR                ----------------------
                                OPTIONS          IN FISCAL     BASE PRICE    EXPIRATION      5%          10%
NAME                            GRANTED             YEAR         ($/SH)         DATE         ($)         ($)
----                       ------------------   ------------   -----------   ----------   ---------   ----------
William Y. O'Connor......       150,000            15.58         35.281         3/08      8,620,355   13,726,474
Steven P. Nowick.........        60,000             6.23         35.281         3/08      3,448,142    5,490,590
Thomas J. Sauser.........        40,000             4.16         33.750         4/08      2,199,008    3,501,552
Donald L. Stanford.......        30,000             3.12         33.750         4/08      1,649,256    2,626,164
Donald R. Sweitzer.......        30,000             3.12         35.094         7/08      1,714,933    2,730,744
Michael R. Chambrello....        25,000             2.60         33.750           (3)     1,374,380    2,188,470
Laurence W. Gay..........            --               --             --           --             --           --

---------------
(1) Grants reflected in this table were non-qualified options, and the exercise price was equal to the fair market value of a share on the date of grant. These stock options become exercisable in annual ratable installments on the four successive anniversary dates of the respective dates of grant, subject to possible acceleration in the event of the termination of the Named Officers' employment, a change in control of the Company or otherwise as provided in the Plans or other agreements.

(2) Determined by multiplying: (a) the difference between: (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option, by (b) the number of shares underlying the option at the end of fiscal 1999.

(3) These options terminated on December 31, 1998.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS
VALUES

     The following table sets forth information concerning option exercises by Named Officers during fiscal 1999, and the value of all unexercised stock options held by Named Officers, as well as the number of shares of Common Stock of the Company underlying unexercised stock options held by Named Officers, as of the close of the Company's 1999 fiscal year on February 27, 1999:

                                                               NUMBER OF SHARES OF          VALUE OF UNEXERCISED
                                                             COMMON STOCK UNDERLYING            IN-THE-MONEY
                                 SHARES                         STOCK OPTIONS(1)              STOCK OPTIONS(2)
                               ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   -----------   -----------   -------------   -----------   -------------
William Y. O'Connor..........        --             --       474,500        187,500       $702,250       $     --
Steven P. Nowick.............        --             --        80,000        110,000       $     --       $     --
Thomas J. Sauser.............        --             --        85,000         55,000       $     --       $     --
Donald L. Stanford...........        --             --         7,500         22,500       $     --       $     --
Donald R. Sweitzer...........        --             --         7,500         22,500       $     --       $     --
Michael R. Chambrello........    42,500        639,457            --             --       $     --       $     --
Laurence W. Gay..............    32,500        441,094            --             --       $     --       $     --

---------------
(1) All stock options reflected in this table were non-qualified options granted pursuant to the Company's stock option plans and are subject to the terms of such Plans. These stock options become exercisable in annual ratable installments on the four successive anniversary dates of the respective dates of grant, subject to possible acceleration in the event of the termination of the Named Officers' employment, a change in control of the Company or otherwise as provided in the Plans or other agreements.

(2) Calculated based upon the aggregate of the differences between: (i) $22 5/8 the per-share closing price of the Company's Common Stock on the New York Stock Exchange on February 26, 1999, the last trading day of the Company's 1999 fiscal year, and (ii) the per-share exercise prices for the respective grants of stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, decisions regarding executive compensation were made primarily by the Committee, subject to the terms of applicable employment agreements and ratification by the full Board of Directors in certain circumstances. Mr. O'Connor, Chairman, President and Chief Executive Officer, participated in certain deliberations of the Committee concerning executive officer compensation.

     Messrs. Dewey, Donoho and Ruys, and General Paige were members of the Committee during various periods of fiscal 1999. Mr. Ruys replaced Mr. Donoho on the Committee during the year.

EMPLOYMENT -- SEVERANCE AGREEMENTS AND ARRANGEMENTS

     Mr. O'Connor originally entered into an employment agreement with the Company in October 1994, which agreement was amended and restated in July 1997 in connection with his promotion to Chief Executive Officer. The term of Mr. O'Connor's amended and restated employment agreement commenced on July 14, 1997 and continues until his death, disability, retirement from active employment (with the consent of the Board of Directors or in accordance with Company policy), resignation or discharge. The agreement, as currently in effect, provides for an annual base salary of $600,000 (increased annually based upon the Consumer Price Index and otherwise in the discretion of the Board of Directors or the Committee), an annual performance bonus of up to a maximum of six times his then-current salary, and life insurance and various other benefits (including, but not limited to, medical coverage for Mr. O'Connor and his family, certain club memberships, spousal travel, certain professional services, use of automobile, and certain fringe and other benefits identified in the notes to the Summary Compensation Table above). The agreement provides that Mr. O'Connor's performance bonus is to be determined using a matrix of reasonable quantitative metrics established by and in the reasonable discretion of the Committee.

     Under the agreement, if Mr. O'Connor's employment with the Company is terminated by reason of his death, retirement from active employment (with consent of the Board of Directors or in accordance with the retirement policies of the Company), discharge by the Company for Cause or resignation (other than for Good Reason), Mr. O'Connor (or his estate, as the case may be) is entitled to his base salary, benefit and bonus amounts, if any, accrued through the date of termination, and, in the case of retirement from active employment after age 65, comprehensive medical coverage for Mr. O'Connor and eligible family members and certain term life insurance coverage. If Mr. O'Connor's employment is terminated by reason of disability, discharge by the Company without Cause or by reason of Mr. O'Connor's resignation for Good Reason, he is entitled to receive, in addition to all salary, bonuses and benefits accrued through the date of termination, an amount equal to the sum of three times the average of his base salary, bonuses and certain perquisites for the prior three fiscal years, plus $1,500,000. In addition, in the event of termination of his employment for any of the aforesaid reasons, Mr. O'Connor is entitled to post-employment life insurance for up to three years and comprehensive medical coverage for a minimum of three years after such termination. The agreement further provides in such circumstances for the payment to him of an amount equal to the sum of the present value of all benefits accrued by him under any non-qualified Company plan (including the Supplemental Executive Retirement Plan) and three times the average benefits of, or Company contributions to, over the three previous fiscal years, under all Company plans.

     Mr. O'Connor's agreement also provides that irrespective of the reason for his termination of employment with the Company, he may not compete with the Company for three years after the date of such termination.

     If Mr. O'Connor's employment terminates within twenty-four months after a change in control of the Company (including as a result of Mr. O'Connor's voluntary resignation not earlier than six months, and not later than one year, following the change in control, but not including his normal retirement), then specific provisions apply in lieu of the provisions described above. In such event, Mr. O'Connor is entitled to receive, in addition to his salary, benefits and bonus amounts, if any, accrued through the date of termination, an amount equal to 2.99 times the sum of his then-current base salary, most recent performance bonus (or, if higher, the performance bonus most recently awarded to him prior to the change in control) and certain perquisites and other amounts. In addition, in the event of termination of Mr. O'Connor's employment following a change in control, the Company is obligated to provide him with life insurance and comprehensive medical coverage after termination, and to pay him the present value of all benefits accrued for him under any non-qualified Company plan and an amount equal to four times the average (over the previous three fiscal years), accrued benefit under, or Company contributions to, all qualified plans. The agreement further requires the payment to Mr. O'Connor of an amount equal to any excise tax due as a result of a payment or benefit constituting a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, together with amounts necessary to gross-up Mr. O'Connor for any taxes due thereon.

     A "change in control" generally is deemed to have occurred under Mr. O'Connor's agreement if any of the following occurs: (i) individuals comprising the Board of Directors of the Company at the beginning of any consecutive twenty-four month period cease (other than due to death or with the approval of a majority of such directors) to constitute a majority of the Board; (ii) any "person" or "group" (as defined under the Securities Exchange Act of 1934, as amended) becomes a "beneficial owner" (as defined under the Exchange Act), directly or indirectly, of more than 30% of the combined voting power of the Company's then-outstanding common equity securities; or (iii) the stockholders of the Company approve a definitive agreement (A) for the merger of the Company into or with another corporation (unless the directors of the Company immediately prior to the merger constitute a majority of the directors of the surviving corporation or the stockholders of the Company immediately prior to the merger own 50% or more of the combined voting power of the surviving corporation) or (B) for the sale or disposition of all or substantially all of the assets of the Company.

     "Good Reason" is defined in Mr. O'Connor's agreement to mean: (i) the assignment of duties that are materially inconsistent with the scope of his stated duties; (ii) the Company's failure to pay him any amounts vested and due under his employment agreement or any other Company plan or policy; (iii) a reduction in benefits to him or a material adverse change in the terms or conditions under which amounts are payable; (iv) a reduction in Mr. O'Connor's title or duties; (v) a breach of the Company's obligations not to relocate him without his consent; (vi) in the case of any merger or similar transaction involving the Company, the failure by the Company to obtain an agreement reasonably satisfactory to Mr. O'Connor from a successor to the Company to assume his employment agreement; or (vii) any material breach by the Company of the agreement. "Cause" is defined to mean: (i) any willful and continuing failure to substantially perform employment duties with a material adverse effect upon the Company; (ii) any engagement in serious misconduct which is injurious to the Company; (iii) any willful and continuing material breach of the agreement, including with respect to confidentiality, protection of intellectual property or non-competition; (iv) conviction of a crime involving fraud, misrepresentation, gambling or a felony with a material adverse effect upon the Company; or (v) habitual intoxication or abuse of drugs or controlled substances.

     Mr. Nowick has an employment agreement with the Company dated as of January 15, 1999, effective July 11, 1997. The agreement provides for: an annual base salary of $360,000 (which is subject to increase each March 1, commencing in 1999 to reflect any increase in the Consumer Price Index); an annual management incentive bonus of up to a maximum of two times his base salary (based upon the attainment of personal and Company performance objectives); a contribution by the Company of $364,933 to the Income Deferral Plan for Mr. Nowick's account; and various other benefits, including, but not limited to, home buyout option, use of automobile, medical coverage for Mr. Nowick and his family, tax preparation and participation in the Company's stock option, perquisites and other benefit plans for senior executives. In the agreement, Mr. Nowick agrees, among other things, not to compete with the Company in the lottery and gaming business for three years, or in any other business for one year, following termination of his employment.

     The initial term of Mr. Nowick's agreement ends February 28, 2001. On March 1, 2001 and on each subsequent March 1, the term of the agreement is to be automatically extended for one year unless at least 180 days prior to such date either the Company or Mr. Nowick has notified the other that it or he does not wish to extend the term. If the term of Mr. Nowick's employment is terminated by death, retirement, discharge for Cause or resignation other than for Good Reason, he is generally entitled to receive his then-current base salary and benefits accrued up to the date of termination or as otherwise provided by the terms of the specific benefit plans in which he participates. If Mr. Nowick's employment term is terminated as a result of his disability, discharge without Cause or resignation for Good Reason, the Company is required to continue: (i) his then-current base salary for three years following such termination, or until his earlier death, and (ii) his life insurance and medical coverage for one year following such termination. With certain exceptions, the terms "Change in Control," "Good Reason" and "Cause" in Mr. Nowick's employment agreement are defined in generally the same manner as such terms are defined in Mr. O'Connor's employment agreement as described above.

     Notwithstanding the foregoing, if a Change in Control occurs during the term of Mr. Nowick's employment, his employment agreement provides that it will terminate and the terms and conditions of his employment will be governed by the terms of the Change in Control agreement which is described in the fifth paragraph below.

     Mr. Chambrello resigned as an executive officer of the Company, effective July 31, 1998, and as an employee of the Company, effective December 31, 1998. Pursuant to an employment transition agreement with the Company, Mr. Chambrello received the salary, bonus and benefits for fiscal 1999 reflected in the Summary Compensation Table above. In addition, the Company sold to him for a nominal consideration, his company automobile, a company-owned fax machine and two company-owned telephones, and agreed to continue to provide him with medical coverage, life insurance and tax preparation services, as well as outplacement services, through calendar year 1999. The agreement also provided for mutual releases of claims and liabilities, except for certain continuing indemnification obligations, and Mr. Chambrello agreed to continue to be bound by certain restrictive covenants.

     Mr. Gay had an employment agreement with the Company at the time of his resignation from the Company in March 1998. The agreement provided for a minimum annual base salary of $275,000, eligibility for an annual management bonus, company benefits and perquisites provided generally to other Company officers, and specified commissions. Mr. Gay was entitled under his employment agreement to receive quarterly commissions equal to one-half of one percent (0.5%) of Net Revenue derived by the Company from the sale of mutually-agreed gaming products and services in specified states. In addition, he was entitled to receive sales commissions based upon a variable percentage (ranging from forty one-thousandths of one percent (0.040%) to one-tenth of one percent 0.10%) of all Net Revenue derived by the Company from the sale of mutually-agreed gaming products and services. The percentage of Net Revenue to which Mr. Gay was entitled with respect to the latter element of his commission arrangement was based upon the percentage of "wins" enjoyed by the Company for a fiscal year (i.e., Company contracts entered into with, or extended by, customers during such fiscal year) as a percentage of the total number of opportunities for such fiscal year.

     The agreement defined "Net Revenue" as the invoice price (for sales) or gross revenues (for goods or services provided on a percentage basis), less liquidated damages, refunds, returns, taxes (other than income taxes), discounts and other price adjustments and certain costs. Mr. Gay's employment agreement could be terminated by either Mr. Gay or by the Company upon thirty days' notice. In the event that the Company terminated the agreement (other than for cause) or Mr. Gay terminated the agreement as the result of a reduction of his responsibilities and income potential, the Company was obligated to pay Mr. Gay a lump sum severance amount equal to his then-current annual base salary. In the case of termination by the Company of the employment agreement for cause or termination by Mr. Gay other than as a result of a reduction in his responsibilities and income potential, the Company had no obligations to make any payments whatsoever to Mr. Gay upon termination of his employment except as to such amounts accrued to him through the date of termination. Under Mr. Gay's employment agreement, "cause" was defined to include negligent performance of employment duties resulting in harm to the Company, refusal to perform employment duties, conviction of a felony or other crime involving fraud or certain dishonesty, unauthorized acts resulting in personal enrichment, certain acts constituting misconduct or dereliction of duty, any other material breach of the employment agreement or death.

     In March 1998, the Company and Mr. Gay entered into a severance agreement pursuant to which Mr. Gay resigned as an employee and officer of the Company. The Company agreed to pay Mr. Gay all accrued and unpaid commissions due him through the date of his resignation under his employment agreement and, in addition, a lump-sum payment with respect to post-employment severance of $3,600,000. In addition, the Company agreed to consider Mr. Gay for a management bonus for fiscal 1998 (and ultimately paid him a fiscal 1998 management bonus of $285,000), allowed Mr. Gay to continue to use his Company-owned automobile for three years following termination, and provided certain other benefits to him. The agreement also provided for mutual releases of claims and liabilities, except for certain continuing indemnification obligations on the part of the Company, and Mr. Gay agreed not to compete with the Company in certain activities for one year following termination.

     The Company does not presently have formal employment agreements with the other current Named Officers: Messrs. Sauser, Stanford and Sweitzer, although the Company has entered into agreements with these executives (and with certain other executives, including Mr. Nowick) with respect to employment arrangements in the event of a "Change in Control" of the Company. These agreements provide for three-year employment terms for the covered executives commencing upon the date a change in control occurs (or earlier in certain circumstances where actions are taken in anticipation of a change in control). During each such employment term, the covered executive is to be employed in a position at least equal in all material respects with the highest position held by such executive during the six months immediately preceding the change of control and will be entitled to a base annual salary, annual bonus and benefits in values and amounts at least equal to those provided by the Company to the executive immediately prior to the commencement of the term of employment. In addition, upon the occurrence of a change in control, all benefits accrued by the executive under all non-qualified Company plans (including the Supplemental Retirement Plan) will become fully vested and shall be contributed to a rabbi trust for the benefit of the covered executive, and all options held by the executive will become fully vested and exercisable by the executive.

     If an executive's employment is terminated during the term of employment (including as a result of resignation by executive without Good Reason), such agreement provides, with respect to the year in which his employment is terminated, that he will receive his base salary, bonus, and other compensation and benefits through the date of termination in accordance with Company policy in effect immediately prior to the commencement of the term of employment. In the event that a covered executive's employment is terminated (other than for Cause) or such executive resigns for Good Reason, the Company is obligated to pay an amount equal to 2.99 times the sum of: (i) his then-current annual base salary; (ii) the total cash bonus received by the executive during the most recent full fiscal year; plus (iii) the maximum amount allowable under the Executive Perquisite Program during the most recent calendar year. In addition, the covered executive (together with his beneficiaries and dependents) will become fully vested in and continue to participate for up to three years at no cost to the executive in all Company life insurance and welfare plans on terms at least as favorable to executive as in effect immediately prior to termination. In addition, the executive will be entitled to receive the sum of all benefits accrued under the non-qualified plans plus the product of 2.99 times the average benefit accrued and/or contributions made to such non-qualified plans over the preceding three years. Such agreements further provide for the payment to the covered executives of amounts equal to any excise tax due as any payment or benefit constituting a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, together with amounts necessary to gross-up such executives for any taxes due with respect thereto. With certain exceptions, the terms "Change in Control," "Good Reason" and "Cause" are defined in these agreements in generally the same manner as the corresponding terms are defined in Mr. O'Connor's employment agreement as described above.

     Under the terms of the Company's option plans and various agreements, the exercisability of outstanding stock options may accelerate in the event of a change in control or termination of employment.

     The Company has two defined contribution 401(k) retirement savings and profit sharing plans (the "Plans") covering (subject to applicable time of service requirements) substantially all full-time employees in the United States, including the Named Officers. Under these Plans, an eligible employee may elect to defer receipt of a portion of base pay for each year in which case the Company will contribute this amount on the employee's behalf to the Plans and also will make a matching contribution equal to 50% of the amount that the employee has elected to defer, up to a maximum matching contribution of 2 1/2% of the employee's base pay. The Company, at its discretion, may contribute additional amounts to the Plans on behalf of employees based upon its profits for a given fiscal year. Participants are 100% vested at all times in their entire account balance in the Plans. Benefits under the Plans generally will be paid to participants upon retirement or in certain other limited circumstances. The Company also has a Supplemental Retirement Plan, which is a defined contribution plan that provides to certain key employees, including the Named Officers, additional retirement benefits. The Company, at its discretion, may contribute additional amounts to the plan on behalf of such key employees equal to the percentage of profit sharing contributions contributed for the calendar year, multiplied by each such key employee's compensation (as defined) for such year. See "Summary Compensation Table," above.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The graph set forth below compares, for the period February 28, 1994, through February 27, 1999 (the end of the Company's 1999 fiscal year), the cumulative total return to holders of Common Stock of the Company with the cumulative total return of the Standard & Poor's Composite 500 Index (the "S&P 500") and of a peer group index of four companies selected by the Company (the "Peer Group").

     The Peer Group consists of Powerhouse Technologies, Inc. (formerly Video Lottery Technologies, Inc.) (on-line lottery and video lottery); International Totalizator Systems, Inc. (on-line lottery and totalizator); International Game Technology (video lottery) and Autotote Corporation (on-line lottery). The Company elected to use the Peer Group Index rather than a published industry or line of business index because the Company is not aware of any such published index of companies which are as comparable in terms of their businesses. For the purposes of the Peer Group Index, the Peer Group companies have been weighted based upon their relative market capitalizations.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG GTECH HOLDINGS CORPORATION, THE S&P 500 INDEX
                                AND A PEER GROUP
PERFORMANCE GRAPH

                                                     GTECH HOLDINGS
                                                       CORPORATION                 PEER GROUP                   S & P 500
                                                     --------------                ----------                   ---------
2/94                                                     100.00                      100.00                      100.00
2/95                                                      56.00                       45.00                      107.00
2/96                                                      92.00                       45.00                      145.00
2/97                                                      89.00                       51.00                      182.00
2/98                                                     101.00                       74.00                      246.00
2/99                                                      64.00                       59.00                      295.00

     The above graph assumes an investment of $100 in the Company the S&P 500 companies and in the Peer Group companies on February 28, 1994, and that all dividends were reinvested. The performances indicated in the above graph and table are not necessarily indicative of future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1995, the Company implemented a loan program under which employees whose restricted stock units or rights granted to them by the Company become taxable compensation to them can obtain loans from the Company to assist them in paying applicable federal and state income tax withholding. During fiscal 1999, Mr. O'Connor repaid a previous loan of $21,161 made to him pursuant to this program, and the Company made another loan of $10,496 to Mr. O'Connor with respect to the vesting of restricted stock rights granted to him in 1994. This latter loan, bearing interest at 7.1%, remained outstanding as of February 27, 1999.

     During fiscal 1995, the Company, pursuant to the terms of its employment agreement with Mr. O'Connor, made loans to him to enable him to retire certain third-party indebtedness. The loans to Mr. O'Connor consisted of a $400,000 under a line of credit arrangement which bore no interest and which was repaid in full during fiscal 1997, and a $500,000 bearing interest at the rate of 6.0% per annum which was repayable in full on or before November 1, 1999. During fiscal 1998, the Company extended the due date of the $500,000 loan to January 1, 2000 and agreed to forgive the principal amount of such loan in four installments of $125,000 each on August 1, 1997 and on January 1, 1998, 1999 and 2000. As of February 27, 1999, the outstanding amount of this loan, including interest, was approximately $126,973.

     Current and former officers and directors of the Company are parties to indemnification agreements with the Company providing for, and the By-Laws of the Company also provide for, advances of their expenses and their indemnification by the Company against certain liabilities (including legal fees and expenses) incurred in legal proceedings or otherwise in connection with their present or past status as an officer or director of the Company. Certain legal proceedings and governmental investigations have involved both the Company and one or more of its former executive officers. During fiscal 1999, the Company paid an aggregate of approximately $348,000 in attorneys' fees and various other expenses pursuant to these indemnification agreements and obligations in connection with such matters directly or indirectly involving former executive officers. Most of this related to the libel suit in the U.K. by Richard Branson against Guy B. Snowden (the Company's former Chairman), the Company and its press secretary, and Mr. Snowden's cross libel claim against Mr. Branson. This litigation resulted in a verdict and judgment on February 2, 1998, in favor of Mr. Branson and against Mr. Snowden and the Company, essentially upholding Mr. Branson's assertion that Mr. Snowden had attempted to bribe Mr. Branson in 1993 not to bid on the U.K. Lottery contract. Mr. Snowden has appealed the verdict and judgment against him. Mr. Snowden resigned as a director and executive officer of the Company on February 3, 1998, prior to the beginning of fiscal 1999. No amounts were paid during fiscal 1999 with respect to current executive officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and officers and persons, or a "group" of persons, who own more than 10% of a registered class of the Company's equity securities to file initial reports of beneficial ownership of certain equity securities of the Company and reports of subsequent changes in ownership with the SEC and the New York Stock Exchange. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file relating to securities of the Company.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1999, the Company believes that such filing requirements applicable to its directors, officers and persons known to the Company to own more than 10% of a registered class of the Company's equity securities have been complied with on a timely basis.

INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as the Company's independent public accountants for fiscal 1999. The Company anticipates that Ernst & Young LLP will serve as its independent public accountants for fiscal 2000, subject to the formal recommendation of the Audit Committee and approval of the Board of Directors.

     A representative of Ernst & Young LLP is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

SOLICITATION OF PROXIES

     The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specifically compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy material for the 2000 Annual Meeting of Shareholders, shareholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than February 12, 2000.

MISCELLANEOUS

     A copy of the Company's 1999 Annual Report to Shareholders either has previously been mailed to you or is being mailed with this proxy statement but is not to be regarded as proxy solicitation material.

     THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 1999. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE CHARGE. ALL REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE 1 OF THIS PROXY STATEMENT.

                                          By order of the Board of Directors,

                                          Cynthia A. Nebergall, Secretary

July 13, 1999

                                                                        APPENDIX

                           GTECH HOLDINGS CORPORATION

                 1999 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

1.  PURPOSE

     This GTECH HOLDINGS CORPORATION 1999 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN (the "Plan") is intended to provide a means whereby GTECH Holdings Corporation (the "Company") may, through the grant of non-qualified stock options ("Options") to purchase common stock of the Company ("Common Stock") to Non-Employee Directors (as defined in Section 3 hereof), attract and retain capable outside directors and motivate such outside directors to promote the best interests of the Company, its related corporations and shareholders.

     For purposes of the Plan, a Related Corporation of the Company shall mean a corporate subsidiary of the Company, as defined in section 424(f) of the Internal Revenue Code of 1986, as amended ("Code"). Further, as used in the Plan, the term "non-qualified stock option" shall mean an option which, at the time such option is granted, does not qualify as an incentive stock option within the meaning of section 422 of the Code.

2.  ADMINISTRATION

     The Plan shall be administered by the Company's Board of Directors (the "Board"). The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within any limitations described herein) to prescribe the form of the agreement embodying awards of Options. The Board shall, subject to the provisions of the Plan, implement the grant of Options under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may authorize any one or more of its number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or by any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

3.  ELIGIBILITY

     The persons who shall be eligible to receive Options under the Plan ("Non-Employee Directors") shall be those directors of the Company who:

          (a) Are not employees of the Company or of any Related Corporation;
     and

          (b) Have not been employees of the Company or of any Related Corporation during the immediately preceding twelve (12) month period.

4.  AUTHORIZED SHARES

     Options may be granted under the Plan to purchase up to a maximum of two hundred forty thousand (240,000) shares of Common Stock, par value $.01 per share, subject to adjustment as hereinafter provided. Shares issuable under the Plan shall be treasury shares, and the Company may purchase shares of Common Stock against which Options may be granted hereunder, from time to time, if it deems such purchases to be advisable.

     If any Option granted under the Plan expires or otherwise terminates, in whole or in part, for any reason whatever (including, without limitation, a Non-Employee Director's surrender thereof) without having been exercised, the shares subject to the unexercised portion of such Option shall continue to be available for the granting of Options under the Plan as fully as if such shares had never been subject to an Option.

5.  GRANTING OF OPTIONS

     Each year, commencing in 1999, on the third business day following the date of the Company's Annual Meeting of Stockholders, each person elected, reelected or continuing as a Non-Employee Director automatically shall be granted an Option to purchase ten thousand (10,000) shares of Common Stock, subject to the terms of the Plan, including, without limitation, Sections 7 and 12(d) hereof.

6.  TERMS AND CONDITIONS OF OPTIONS

     Options granted pursuant to the Plan shall include expressly or by reference the following terms and conditions:

          (a) Number of Shares. A statement of the number of shares to which the Option pertains.

          (b) Price. A statement of the Option exercise price (the "Option Price"). The Option Price shall be the greater of one hundred percent (100%) of the Fair Market Value of the Common Stock, or the par value thereof, on the date the Option is granted. For the purposes of the Plan, the Fair Market Value of the Common Stock shall be:

             (i) The average of the high and low sale prices of a share of Common Stock as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading; or

             (ii) If paragraph (b) (i) above is inapplicable, such other method of determining Fair Market Value as shall be authorized by the Code, or the rules or regulations thereunder, and adopted by the Board.

          (c) Term. Subject to earlier termination as provided in Sections 6(e), (f) and (g) and in Section 8 hereof, the term of each Option shall be five (5) years from the date of grant.

          (d) Exercise. Options shall be exercisable commencing one (1) year after the date of grant, except that, if the date of the next succeeding annual meeting of shareholders is less than one (1) year from the date of grant of the Options, then such Options shall be exercisable, commencing on the day preceding the date of the annual meeting of shareholders next succeeding the date of grant of such Options. Except as otherwise provided in Sections 6(e), (f) and (g) hereof, Options shall only be exercisable while a Non-Employee Director remains a director of the Company. Any Option shares, the right to the purchase of which has accrued, may be purchased at any time up to the expiration or termination of the Option. Exercisable Options may be exercised, in whole or in part, from time to time by giving written notice of exercise to the Company at its principal office, specifying the number of shares to be purchased and accompanied by payment in full of the aggregate price for such shares. Only full shares shall be issued under the Plan, and any fractional share which might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited.

          The Option Price shall be payable:

             (i) In United States dollars by cash or check, or

             (ii) In lieu thereof, by tendering to the Company Common Stock owned by the person exercising the Option and having a Fair Market Value on the date of exercise equal to the Option Price applicable to such Option; or

             (iii) By a combination of United States dollars and Common Stock as aforesaid.

          (e) Termination of Service as a Director. If a Non-Employee Director's service as a director of the Company terminates prior to the expiration date of his or her Options for any reason (such as, without limitation, failure to be re-elected by the shareholders or resignation) other than those set forth in Sections 6(f) and (g) below, all such Non-Employee Director's outstanding options immediately shall terminate, except that if such Non-Employee Director has been a director of the Company for at least eighteen (18) months immediately prior to his or her termination of service as a director, any of his or her unexercisable Options which have been outstanding for at least four (4) months immediately shall become fully exercisable, and all his or her outstanding Options may be exercised by the Non-Employee Director, at any time prior to the earlier of:

             (i) The expiration date specified in such Options; or

             (ii) Nine (9) months after the date of such termination of service as a director.

          (f) Disability of Non-Employee Director. If a Non-Employee Director shall become disabled (within the meaning of section 22 (e) (3) of the Code) during the period in which he or she is a director of the Company and, prior to the expiration date fixed for his or her Options, his or her service as a director with the Company is terminated as a consequence of such disability, all such Non-Employee Director's outstanding options immediately shall terminate, except that if such Non-Employee Director has been a director of the Company for at least eighteen (18) months immediately prior to his or her termination of service as a director, any of his or her unexercisable Options which have been outstanding for at least four (4) months immediately shall become fully exercisable, and all his or her outstanding Options may be exercised, at any time prior to the earlier of:

             (i) The expiration date specified in such Options; or

             (ii) One (1) year after the date of the Non-Employee Director's ceasing to be a director by reason of disability.

          In the event of a Non-Employee Director's legal disability, such Options may be so exercised by the Non-Employee Director's legal representative.

          (g) Death of Non-Employee Director. If a Non-Employee Director ceases to be a director of the Company by reason of his or her death prior to the expiration date fixed for his or her Options, all of such Non-Employee Director's outstanding Options immediately shall become fully exercisable, and such Options may be exercised at any time prior to the earlier of:

             (i) The expiration date specified in such Options; or

             (ii) Eighteen (18) months after the date of the Non-Employee Director's death.

          If a Non-Employee Director who ceases to be a director for reasons described in Sections 6(e) and (f) hereof shall die following his or her ceasing to be a director but prior to the earlier of the expiration date fixed for his or her Options, or the expiration of the period determined under Sections 6 (e) and (f) hereof, as the case may be, such Options may be exercised, to the extent of the number of shares with respect to which the Non-Employee Director could have exercised it on the date of his or her death, at any time prior to the earlier of:

             (i) The expiration date specified in such Option; or

             (ii) One (1) year after the date of the Non-Employee Director's death.

          In the event of a Non-Employee Director's death, such Options may be so exercised by the Non-Employee Director's estate, personal representative or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Non-Employee Director.

          (h) Non-Transferability. Except as otherwise provided in any Option Agreement (as defined in Section 7 hereof), no Option shall be assignable or transferable by the Non-Employee Director otherwise than by will or by the laws of descent and distribution, and during the lifetime of the Non-Employee Director, the Option shall be exercisable only by him or by his or her guardian or legal representative. If the Non-Employee Director is married at the time of exercise and if the Non-Employee Director so requests at the time of exercise, the share certificate or certificates shall be registered in the name of the Non-Employee Director and the Non-Employee Director's spouse, jointly, with right of survivor-ship.

          (i) Rights as a Shareholder. An optionee under the Plan shall have no rights as a shareholder with respect to any shares covered by his or her Option until the issuance of a stock certificate to him or her for such shares.

          (j) Listing and Registration of Shares. Each Option shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares thereunder, or that action by the Company or by a Non-Employee Director should be taken in order to obtain an exemption from any such requirement, no such Option may be granted or be exercised, in whole or in part, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Board. Without limiting the generality of the foregoing, each Non-Employee Director or his or her legal representative or beneficiary may also be required to give satisfactory assurance that shares purchased upon exercise of an Option are being purchased for investment and not with a view to distribution, and certificates representing such shares may be legended accordingly.

7.  OPTION AGREEMENTS -- OTHER PROVISIONS

     Options granted under the Plan shall be evidenced by written documents ("Option Agreements") in such form as the Board shall from time to time, approve, which Option Agreements shall contain such provisions, not inconsistent with the provisions of the Plan as the Board shall deem advisable. Each Non-Employee Director shall enter into, and be bound by, such Option Agreements.

8.  CAPITAL ADJUSTMENTS

     The number of shares of Common Stock which may be issued under the Plan, as stated in Section 4 hereof, the number of shares covered by future Option grants, as stated in Section 5 hereof, and the number of shares issuable upon exercise of outstanding Options under the Plan (as well as the Option price per share under such outstanding Options) shall be adjusted proportionately to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company.

     In the event of a corporate transaction (as that term is described in section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation) and provision is not made for the continuance and assumption of Options under the Plan, or the substitution for such Options of new Options to acquire securities or other property to be delivered in connection with the transaction, the Board shall, by written notice to the holders of Options, provide that all unexercised Options will terminate immediately prior to the consummation of such merger, consolidation, acquisition, reorganization, liquidation, sale or transfer unless exercised by the holder within a specified number of days (which shall not be less than fourteen (14) days) following the date of such notice. On the date of such notice, all such unexercised Options automatically shall become fully exercisable.

9.  AMENDMENT, SUSPENSION AND DISCONTINUANCE OF THE PLAN

     The Board, from time to time, may suspend or discontinue the Plan or amend the Plan or any Option outstanding under it in any respect whatsoever, including, without limitation, increasing the number of shares authorized for issuance under the Plan and extending the duration of the Plan, provided, however, that:

          (a) without shareholder approval, except pursuant to Section 8 hereof:
     (i) the number of shares granted to each Non-Employee Director pursuant to
     Section 5 hereof shall not be increased, and (ii) the Option Price of an Option shall not be reduced, whether through amendment, cancellation, replacement grants or other similar means;

          (b) no amendment to the Plan shall become effective without shareholder approval if such shareholder approval is required by applicable law, rule or regulation; and

          (c) no amendment shall materially impair the rights of any holder of an outstanding Option without the consent of such holder.

10.  EFFECTIVE DATE

     The Plan shall become effective when the Plan is approved and adopted by the Company's shareholders.

11.  TERMINATION OF PLAN

     Unless earlier terminated or extended as provided in the Plan, the Plan and all authority granted hereunder shall terminate absolutely at 12:00 midnight on December 31, 2001, and no Options hereunder shall be granted thereafter. Nothing contained in this Section 11, however, shall terminate or affect the continued existence in accordance with their terms of Options outstanding on the date of termination of the Plan.

12.  GENERAL PROVISIONS

     (a) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements for directors (subject to shareholder approval if such approval is required); and such arrangements may be either generally applicable or applicable only in specific cases.

     (b) The adoption of the Plan and the receipt of grants hereunder shall not confer upon any person any right to continued services as a director of the Company.

     (c) In the event of exercise of an Option, the optionee shall pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold Federal, state, local, or foreign income or other taxes (which payment may be made in any manner prescribed in Section 6(d) hereof). The obligations of the Company under the Plan shall be conditioned on such payment, and the Company shall have the right to withhold the issuance of shares to the optionee and, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Non-Employee Director.

     (d) At the time of grant of any Option, the Board may provide that any shares of Common Stock received as a result of exercise of such Option shall be subject to a right of first refusal, pursuant to which the Non-Employee Director shall be required to offer to the Company any such shares that he or she wishes to sell, with the price being the then Fair Market Value of the shares, subject to such other terms and conditions as the Board may specify at the time of grant.

     (e) Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company, to the fullest extent permissible by Delaware Law, against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or in which such person may be involved by reason of any action taken or failure to act under or with respect to the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgement in any such action, suit, or proceeding against such person, provided such person shall give the Company an opportunity, at the Company's expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

     (f) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with laws of the State of Delaware.

      /      /


(1) Election of William Y. O'Connor and Anthony Ruys as directors of GTECH Holdings Corporation for a three year term of office expiring in 2002.

      VOTE FOR              WITHHOLD AUTHORITY          VOTE FOR ALL, EXCEPT FOR
    ALL NOMINEES             FOR ALL NOMINEES             THE FOLLOWING NOMINEE

       /   /                      /   /                          /   /

                    (Insert the name of the nominee for whom
                you do not wish to vote in the space provided.)

           ---------------------------------------------------------



(2) Approve the 1999 Non-Employee Directors' Stock Option Plan.

        FOR                      AGAINST                         ABSTAIN

       /   /                      /   /                          /   /


(3) In their discretion on such other business as may properly come before the meeting.




                                     Change of Address and
                                     or Comments Mark Here   /   /

                                     Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.


                                     Dated:                              , 1999
                                            -----------------------------


                                     ------------------------------------------
                                             (Signature of Shareholder)


                                     ------------------------------------------
                                       (Signature of Additional Shareholder)


                                     Voters must be indicated
                                     (x) in Black or Blue Ink.    /   /

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

================================================================================


                                     PROXY

                           GTECH HOLDINGS CORPORATION

                ANNUAL MEETING OF SHAREHOLDERS, AUGUST 18, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints CYNTHIA A. NEBERGALL, BRENDAN J. RADIGAN and MICHAEL J. FINCH and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of GTECH HOLDINGS CORPORATION, held of record by the undersigned on July 12, 1999, at the Annual Meeting of Shareholders of GTECH Holdings Corporation to be held August 18, 1999, and at any adjournment thereof.

      The Board of Directors recommends a vote FOR Proposals Nos. 1 and 2. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSALS NOS. 1 AND 2 IF NO SPECIFICATION IS MADE.


                      (Continued and to be dated and signed on the reverse side)


                              GTECH HOLDINGS CORPORATION
                              P.O. BOX 11349
                              NEW YORK, N.Y. 10203-0349